Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (i) dated July 27, 2007 with respect to the balance sheet of DuPont Fabros Technology, Inc., (ii) dated May 18, 2007 with respect to the financial statements and schedule of Quill Ventures LLC, and (iii) dated May 18, 2007 with respect to the financial statements and schedule of the DuPont Fabros Acquired Properties, all included in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-145294) and related Prospectus of DuPont Fabros Technology, Inc. for the registration of                 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

September 17, 2007